Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of United Financial Bancorp, Inc. and subsidiary on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the registration statements of United Financial Bancorp, Inc. and subsidiary on Form S-8 (No. 333-149781, effective March 18, 2008, No. 333-152399, effective July 18, 2008 and No. 333-164472, effective January 22, 2010).

/s/ Grant Thornton LLP

Boston, Massachusetts
March 14, 2011